Cohu Reports First Quarter 2007 Operating Results

POWAY, Calif., April 26, 2007 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $53.4 million for the first quarter ended March 31, 2007 compared to $56.8 million for the first quarter ended March 25, 2006 and $76.6 million for the fourth quarter ended December 30, 2006. Net income for the first quarter of 2007 was $1.7 million, or $0.07 per share compared to $3.4 million or $0.15 per share for the first quarter of 2006 and $5.3 million or $0.23 per share in the fourth quarter of 2006. Income from continuing operations for the first quarter of 2007 was $1.7 million or $0.07 per share compared to $3.6 million or $0.16 per share for the first quarter of 2006 and $5.4 million or $0.23 per share for the fourth quarter of 2006.

Sales of semiconductor test handling equipment accounted for 81.2% of total first quarter 2007 sales. Microwave communications equipment contributed 10.9% of sales and closed circuit television cameras and related equipment were 7.9% of sales for the same period.

Cohu consolidated orders for the first quarter of 2007 were $46.5 million compared to $58.4 million for the fourth quarter of 2006. First quarter 2007 orders for semiconductor equipment decreased from $51.6 million in the fourth quarter of 2006 to $37.9 million in the first quarter of 2007. Backlog was $79.4 million at March 31, 2007 compared to $86.3 million at December 30, 2006. Cohu expects second quarter 2007 sales to be approximately $50 million. These sales exclude approximately $25 million in revenue for burn-in related thermal sub-systems that have been shipped and may be recognized in the second quarter upon customer acceptance.

James A. Donahue, President and Chief Executive Officer, stated “Gross margin improved sequentially, primarily as a result of product mix and lower product support costs. Orders for semiconductor test handling equipment and thermal sub-systems declined during the first quarter, reflecting a continuation of the general softness in the back-end semiconductor equipment industry that began in late 2006.”

Donahue concluded, “During the first quarter we delivered initial pre-production units of our new thermal sub-system.  Qualification at the customer’s facility is progressing well and we plan to begin production shipments in the second quarter. We expect demand for our thermal handlers to continue to be soft in the near term, however forecasts from customers for our high speed handlers are improving and we are encouraged by the recent increase in quote activity for these systems.”

Certain matters discussed in this release, including statements concerning Cohu’s expectations of 2007 industry conditions and revenues are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues from a limited number of customers; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; inventory write-offs; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and closed circuit television equipment.

Cohu will be conducting their conference call on Thursday, April 26, 2007 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Quarter Ended	Quarter Ended
	March 31, 2007 (1)	March 25, 2006 (1)
Net sales	$53,368	$56,770

Cost and expenses:
Cost of sales	33,703	36,535
Research and development	10,282	7,593
Selling, general and administrative	8,815	8,556

	52,800	52,684

Income from operations	568	4,086
Interest income	2,062	1,386

Income from continuing operations before income taxes	2,630	5,472
Income tax provision	914	1,887

Income from continuing operations	1,716	3,585

Discontinued operations (2):
Loss from discontinued operations before income taxes	(39)	(249)
Income tax benefit	(14)	(87)

Loss from discontinued operations	(25)	(162)

Net income	$1,691	$3,423

Income (loss) per share:

Basic:
Income from continuing operations	$0.07	$0.16
Loss from discontinued operations	(0.00)	(0.01)

Net income	$0.07	$0.15

Diluted:
Income from continuing operations	$0.07	$0.16
Loss from discontinued operations	(0.00)	(0.01)

Net income	$0.07	$0.15

Weighted average shares used in computing income (loss) per share:
Basic	22,717	22,500
Diluted	23,111	23,025

(1)	The three-month periods ended March 31, 2007 and March 25, 2006 contain 13 and 12 weeks, respectively. Total share-based compensation recorded in the first quarter of fiscal 2007 under SFAS 123R was approximately $1,093,000 and is included in cost of sales ($117,000); research and development ($306,000); and selling, general and administrative expense ($670,000). Total share-based compensation recorded in the first quarter of fiscal 2006 under SFAS 123R was approximately $805,000 and is included in cost of sales ($90,000); research and development ($227,000); and selling, general and administrative expense ($488,000).

(2)	In May, 2006, Cohu sold its metal detection equipment business, Fisher Research Laboratory (FRL). As a result of the disposition, the operating results of FRL have been presented as discontinued operations and all prior period amounts have been reclassified accordingly.

Cohu, Inc.
Condensed Consolidated Balance Sheets

(in thousands) (unaudited)

	March 31,	December 30,
	2007	2006

Assets:

Current assets:
Cash and investments	$155,569	$147,916
Accounts receivable	42,044	50,088
Inventories	46,766	48,020
Deferred taxes and other	28,067	27,194
Current assets of discontinued operations	653	675

Total current assets	273,099	273,893
Property, plant & equipment, net	30,666	29,586
Goodwill	12,898	12,898
Other assets	13,433	9,485
Noncurrent assets of discontinued operations	472	477

Total assets	$330,568	$326,339

Liabilities & Stockholders’ Equity:

Current liabilities:
Deferred profit	$12,411	$9,841
Other current liabilities	37,856	38,216
Current liabilities of discontinued operations	195	316

Total current liabilities	50,462	48,373
Deferred taxes and other noncurrent liabilities	6,521	6,378
Stockholders’ equity	273,585	271,588

Total liabilities & stockholders’ equity	$330,568	$326,339

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106